Kilpatrick Townsend & Stockton LLP ktslaw.com	1001 West Fourth Street Winston-Salem, NC 27101-2400

March 12, 2026

Horizon Funds

6210 Ardrey Kell Road, Suite 300

Charlotte, NC 28277

Ladies and Gentlemen:

We have acted as counsel to Horizon Funds, a Delaware statutory trust (the “Trust”), in connection with the Trust’s registration statement on Form N-14 (the “Registration Statement”), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement is being filed in connection with the transfer of all the assets of Anfield Enhanced Market ETF, Anfield Universal Fixed Income Fund, Regents Park Hedged Market Strategy ETF, Anfield U.S. Equity Sector Rotation ETF, Anfield Universal Fixed Income ETF, and Anfield Dynamic Fixed Income ETF, each a series of Two Roads Shared Trust, (each, an “Acquired Fund”), to corresponding series of the Trust, Anfield Enhanced Market Strategy ETF, Anfield Universal Fixed Income Fund, Regents Park Hedged Market Strategy ETF, Anfield U.S. Equity Sector Rotation ETF, Anfield Universal Fixed Income ETF, and Anfield Dynamic Fixed Income ETF (each an “Acquiring Fund,” and, collectively with the Acquired Funds, the “Funds”) in exchange for the issuance of shares of beneficial interest of the corresponding Acquiring Fund (the “Shares”), and the assumption of the liabilities of the Acquired Fund by the corresponding Acquiring Fund, pursuant to the proposed reorganizations as described in the form of an Agreement and Plan of Reorganization (the “Agreement”) by and between the Trust, on behalf of the Acquiring Funds, and Two Roads Shared Trust, on behalf of the Acquired Funds (the “Reorganizations”).

We have examined and are familiar with originals or copies (certified or otherwise identified to our satisfaction) of such documents, corporate records and other instruments relating to the organization of the Trust and to the authorization and issuance of shares of the Funds, as we have deemed necessary and advisable.

In rendering this opinion, we have reviewed and relied upon a copy of the Trust’s Certificate of Trust, the Trust’s Declaration of Trust, the Trust’s By-Laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates and oral representations of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we have deemed necessary and advisable. In our examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing, we are of the opinion that the Shares, when issued pursuant to the Agreement and in the manner referred to in the Registration Statement, will be validly issued, fully paid and non-assessable by the Trust.

We do not express an opinion with respect to any laws other than the laws of the State of Delaware applicable to the issuance of shares of beneficial interest in a statutory trust. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or “blue sky” laws of Delaware or any other jurisdiction. We are rendering this opinion as members of the State Bar of North Carolina.

The opinion expressed herein is given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto and to the use of our name and discussion of this opinion in the Registration Statement.

Sincerely,

/s/ Kilpatrick Townsend & Stockton LLP

KILPATRICK TOWNSEND & STOCKTON LLP